SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of September 29, 1998, by and among Finet Holdings Corporation, a Delaware corporation, with headquarters located at 14th Floor, 505 Sansome Street, San Francisco, California 94111 (the "Company"), and the investor listed on the Schedule of Buyers attached hereto (individually, a "Buyer" or collectively "Buyers").

WHEREAS:

A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended (the "1933 Act"),

B. The Company is offering for sale 300 shares of new series of its Preferred Stock, $.01 par value per share (the "Preferred Stock"); the Company's Series A Convertible Preferred Stock (the "Series A Preferred Shares"), which shall be redeemable by the Company or convertible into shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Designations, Preferences, and Rights of the Series A Preferred Shares, substantially in the form attached hereto as Exhibit "A" (the "Certificate of Designations") which shall be filed on or prior to the date hereof and which will become effective upon filing with the Secretary of State of Delaware;

C. The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, an aggregate principal amount of up to $________________ of Series A Preferred Shares in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers;

D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit "B" (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

E. The Buyer shall receive purchase warrants to acquire shares of Common Stock substantially in the form attached hereto as Exhibit "C" (the "Warrants"); and

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.   PURCHASE AND SALE OF SERIES A PREFERRED SHARES.

(a) Purchase of Series A Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyers and the Buyers shall purchase from the Company an aggregate principal amount of $__________________ Series A Preferred Shares in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (the "Closing").

(b) Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m. Central Standard Time, within five (5) business days following the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyer). The Closing shall occur on the Closing Date at the offices of Sims Moss Kline & Davis LLP, 400 Northpark Town Center, Suite 310, 1000 Abernathy Road, N.E., Atlanta, Georgia 30328.
(c) Form of Payment. On the Closing Date, (i) each Buyer shall pay the Purchase Price to the Company for the Series A Preferred Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer, certificates representing such Series A Preferred Shares which such Buyer is then purchasing (as indicated opposite such Buyer's name on the Schedule of Buyers), duly executed on behalf of the Company and registered in the name of such Buyer or its designee (the "Certificates").
2.   BUYER'S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a) Investment Purpose. Such Buyer (i) is acquiring the Series A Preferred Shares, (ii) upon conversion of the Series A Preferred Shares will acquire the Conversion Shares then issuable, (iii) will acquire any Warrants, and (iv) upon exercise of the Warrants will acquire the shares of Common Stock issuable upon exercise thereof (the "Warrant Shares") for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any Series A Preferred Shares, Conversion Shares, Warrants, or Warrant Shares for any minimum or other specific term and reserves the right to dispose of Series A Preferred Shares, Conversion Shares, Warrants, or Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC").
(c) Reliance on Exemptions. Such Buyer understands that the Series A Preferred Shares, Conversion Shares, Warrants, and Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.
(d) Information. Such Buyer and its advisors, if any, have been furnished with all appropriate materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Series A Preferred Shares, Conversion Shares, the Warrants, and the Warrant Shares, which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares.
(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares, or the fairness or suitability of the investment in the Series A Preferred Shares and the Conversion Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares.
(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (a)
subsequently registered thereunder, (b) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (c) such Buyer provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto); (ii) any sale of such securities made in reliance on Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
(g) Legends. Such Buyer understands that the certificates or other instruments representing the Series A Preferred Shares, the Warrants and, until such time as the sale of the Conversion Shares have been registered
under the 1933 Act as contemplated by the Registration Rights Agreement,   the
stock certificates representing the Conversion Shares and the Warrant Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Series A Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares, upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of the Conversion Shares or Warrant Shares are registered under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, reasonably satisfactory to the Company, to the effect that a public sale, assignment or transfer of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Series A Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

(h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i) Residency. Such Buyer is a resident of that state and country specified in its address on the Schedule of Buyers.
3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

(a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and any related agreements, and to issue the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares, in accordance with the terms hereof and thereof, subject to the approval of the Company's shareholders of an amendment to its Certificate of Incorporation to authorize an additional forty million (40,000,000) shares of Common Stock (the "Share Increase") at its annual meeting of shareholders to be held in November 1998 (the "Shareholders' Meeting"), (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Warrants and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Series A Preferred Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, except for the approval of the Share Increase and of additional listing of shares on Nasdaq by the Company's shareholders at the Shareholders' Meeting, (iii) this Agreement, the Registration Rights Agreement, the Warrants, and any related agreements have been duly executed and delivered by the Company, and (iv) this Agreement, the Registration Rights Agreement, the Warrants, and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.
(c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share, of which as of the date hereof 32,475,862 shares of Common Stock and no shares of preferred stock were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), no shares of Common Stock or preferred stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in
Schedule 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries,
(ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement). There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Series A Preferred Shares or the Conversion Shares as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto. Schedule 3(c) sets forth a schedule of all issuances of Common Stock, convertible securities, options, warrants, and the like for the past twelve (12) calendar months as well as those holders eligible to sell securities pursuant to Rule 144 in the next twelve (12) calendar months.
(d) Issuance of Securities. Following the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Series A Preferred Shares will be duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, are free from all taxes, liens and charges with respect to the issue thereof and are entitled to the rights and preferences set forth in the Series A Preferred Shares. The Conversion Shares issuable upon conversion of the Series A Preferred Shares will be duly authorized and reserved for issuance following the approval of the Share Increase at the Shareholders' Meeting. Upon conversion or exercise in accordance with the Series A Preferred Shares, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.
(e) No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, to its knowledge, any material agreement, indenture or instrument to which the Company or, to its knowledge, any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, to the best of the Company's knowledge, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, the Registration Rights Agreement, and the Warrants in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.
(f) SEC Documents: Financial Statements. Since July 31, 1997, the Company had filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended except with regard to the failure to include pro forma and audited financial statements for the businesses acquired in April and May 1998 contained in the related Reports on Form 8-K (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents, including, without limitation information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.
(g) Absence of Certain Changes. Except as disclosed in Schedule 3(g) and in the SEC documents, since July 31, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.
(h) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein or (iii), except as expressly set forth in the SEC Documents or in Schedule 3(h), have a material adverse effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.
(i) No Undisclosed Events, Liabilities, Developments or Circumstances. No known event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, which could be material but which has not been publicly announced or disclosed in writing to the Buyer.
(j) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Series A Preferred Shares or the Conversion Shares.
(k)  [LEFT INTENTIONALLY BLANK]
(l) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.
(m) Intellectual Property Rights. To the best of the Company's knowledge, the Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on
Schedule 3(m), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate in the near future. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(m), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.
(n) Environmental Laws. To the best of the Company's knowledge, the Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.
(o) Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(o) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.
(p) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.
(q) Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.
(r) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(s) No Materially Adverse Contracts, Etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.
(t) Tax Status. Except as set forth on Schedule 3(t), the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
(u) Certain Transactions. Except as set forth on Schedule 3(u) and in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
(v) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Series A Preferred Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares and Warrants upon conversion of the Series A Preferred Shares in accordance with this Agreement and the Series A Preferred Shares and its obligation to issue the Warrant Shares upon exercise of the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.
(w) Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents, or other third parties.
4.   COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D. The Company agrees to file a Form D with respect to the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares for, or obtain exemption for the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares for, sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.
(c) Reporting Status. Until the earlier of (i) the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors shall have sold all the Conversion Shares and the Warrant Shares and (B) none of the Series A Preferred Shares and the Warrants is outstanding (the "Registration Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.
(d) Use of Proceeds. The Company will use the proceeds from the sale of the Series A Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d).
(e) Financial Information. The Company agrees to send the following to each Buyer who still holds Series A Preferred Shares or Conversion Shares during the Registration Period: (i) within five (5) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments filed pursuant to the 1933 Act; (ii) within one (1) day after release thereof, copies of all press releases issued by the Company or any of its subsidiaries and (ii) copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
(f) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares measured at the time of the Closing. The parties acknowledge that the foregoing Reservation Ratio cannot be achieved until approval of the Share Increase by the Company's shareholder's at the Shareholders' Meeting (the "Reservation Ratio").
(g) Listings. The Company shall promptly secure the listing of the Conversion Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable under the terms of this Agreement and the Registration Rights Agreement. The Company shall use its best efforts to maintain the Common Stock's authorization for quotation in the Nasdaq SmallCap Market. The Company shall promptly provide to each Buyer copies of any notices it receives regarding the continued eligibility of the Common Stock for trading in the over-the-counter market.
(h) Expenses. Each of the Company and the Buyer shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement and the Registration Rights Agreement. The costs and expenses of J.P. Carey Securities, Inc. and its counsel shall be paid for by the Company at Closing.
(i)  LEFT INTENTIONALLY BLANK]
(j) Listing. The Company shall use its best efforts to cause all the Registrable Securities (as defined in the Registration Rights Agreement) covered by a Registration Statement to be listed on the Nasdaq SmallCap Market on which securities of the same class or series issued by the Company are then listed or quoted, if any, if the listing or quotation of such Registrable Securities is then permitted under the rules of such exchange. The Company shall (i) at such time as the Common Stock meets the eligibility requirements of the Nasdaq National Market System, use its reasonable efforts to secure the inclusion of shares of the Common Stock for quotation on the Nasdaq National Market System. If, despite the Company's reasonable efforts to satisfy the preceding sentences, the Company is unsuccessful in satisfying the preceding sentences, the Company shall (i) maintain the inclusion of shares of the Common Stock for quotation on the over-the-counter market and (ii) secure the inclusion of such Registrable Securities for quotation on the over-the-counter market. The Company shall promptly provide to each holder of Series A Preferred Shares copies of any notices it receives regarding the continued eligibility of the Common Stock for trading in the over-the-counter market or, if applicable, any securities exchange (including the Nasdaq National Market System or the Nasdaq SmallCap Market) on which securities of the same class or series issued by the Company are then listed or quoted, if any. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 4(j).
(k) Corporate Existence. So long as any Series A Preferred Shares remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, a "Sale of the Company") except if the surviving or successor entity in such transaction (i) expressly assumes, in writing, the Company's obligations hereunder and under the Registration Rights Agreement, the Certificate of Designations, the Series A Preferred Shares, and any other agreements and instruments entered into or delivered by the Company in connection herewith and (ii) is a publicly traded corporation whose Common Stock is listed for trading on the New York Stock Exchange, Inc., the American Stock Exchange or the NASDAQ National Market, NASDAQ SmallCap Market, or electric bulletin board.
(l) Transactions With Affiliates. So long as (i) any Series A Preferred Shares are outstanding or (ii) any Buyer owns Conversion Shares and Warrant Shares with a market value equal to or greater than $200,000, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (c) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity,
(ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.
(m) Shareholder Approval. The Company covenants to promptly submit to its shareholders at the Shareholders' Meeting the Share Increase, a proposal for ratification of the issuance of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares, and certain other matters listed on Schedule 4(m). The Company represents and warrants that the Company's officers and directors, have individually agreed, pursuant to irrevocable written proxies, in their capacity as shareholders to vote their shares of Common Stock in favor of such a proposal at such meeting and the Company will use its best efforts to cause any and all Affiliates to vote in favor of such proposals.
(n) Immediately following the approval of the Share Increase at the Shareholders' Meeting, the Company will use its best efforts to cause the Conversion Shares issuable upon conversion of the Series A Preferred Shares shall to be approved for listing on the over-the-counter market, AMEX, the NASDAQ SmallCap National Market, or The New York Stock Exchange, Inc.
5.   TRANSFER AGENT INSTRUCTIONS.

The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of the Buyer or its respective nominee(s), for the Conversion Shares and Warrant Shares in such amounts as specified from time to time by the Buyer to the Company upon conversion of the Series A Preferred Shares or exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares or Warrant Shares, prior to registration of such shares under the 1933 Act) will be given by the Company to its transfer agent and that the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, or the Warrant. Nothing in this Section 5 shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Series A Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares. If the Buyer provides the Company with an opinion of counsel, reasonably satisfactory in form, and substance to the Company, that registration of a resale by the Buyer of any of the Series A Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares or the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Buyer. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Series A Preferred Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

(a) The Buyer shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

(b) The Buyer shall have delivered to the Company the Purchase Price for the Series A Preferred Shares being purchased by the Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
(c) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.
7.   CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Series A Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion:

(a) The Company shall have executed this Agreement, the Registration Rights Agreement, and the Warrants, and delivered the same to the Buyer.

(b) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in
Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.
The Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Closing Date regarding the representation contained in Section 3(c) above.
(c) The Buyer shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer and in substantially the form of Exhibit "D" attached hereto.
(d) The Company shall have executed and delivered to the Buyer the Certificates (in such denominations as the Buyer shall request) for the Series A Preferred Shares being purchased by the Buyer at the Closing.
(e) The Board of Directors of the Company shall have adopted the resolutions in substantially the form of Exhibit "E" attached hereto.
(f) The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Buyer, shall have been delivered to and acknowledged in writing by the Company's transfer agent.
8.   INDEMNIFICATION.

In consideration of the Buyer's execution and delivery of this Agreement and acquiring the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer and each other holder of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Series A Preferred Shares, the Registration Rights Agreement, or the Warrants or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Series A Preferred Shares, the Registration Rights Agreement, or the Warrants or any other certificate, instrument or document contemplated hereby or thereby, or
(c) any cause of action, suit or claim brought or made against such Indemnitee by any third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Series A Preferred Shares or the status of the Buyer or holder of the Series A Preferred Shares, the Conversion Shares, the Warrants, and the Warrant Shares, as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.   GOVERNING LAW:  MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. Company acknowledges that upon any breach of Buyer's conversion rights hereunder, Buyer's resulting injury may not be adequately compensated by a remedy at law. Accordingly, upon such breach, Buyer, at its election and without limitation of its other remedies, shall be entitled to pursue a claim for specific performance of this Agreement, and Company hereby waives the right to assert any defense thereto that Purchaser has an adequate remedy at law. The parties expressly consent to the jurisdiction and venue of the Superior Court of Contra Costa County, California, and the United States District Court for the Northern District of California for the adjudication of any civil action asserted pursuant to this Paragraph.

(b) Acknowledgment Regarding Buyer's Purchase of Series A Preferred Shares. The parties acknowledge and agree that the Buyer is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The parties further acknowledge that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer's purchase of the Series A Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares. The parties further acknowledge Buyer that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.
(c) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.
(d) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(e) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
(f) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.
(g) Notices. Any notices consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one
(i) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:


Finet Holdings Corporation
14th Floor
Sansome Street
San Francisco, California 94111
Attn: President

Telephone:(415) 263-5400
Facsimile:(415) 263-5440

With a copy to:

Roger S. Mertz, Esq.
Severson & Werson
Suite 2600
One Embarcadero Center
San Francisco, California 94111

Telephone:(415) 398-3344
Facsimile:(415) 956-0439

If to the Transfer Agent:

Continental Stock Transfer Trust Company
Broadway
New York, New York
Attn: Roger Bernhammer

Telephone: (212) 509-4000
Facsimile: (212) 509-5150

If to the Buyer, to its address and facsimile number on the Schedule of Buyers, with copies to the Buyer's counsel as set forth on the Schedule of Buyers. Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. The Buyer may assign its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

(i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
(j) Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, the indemnification provisions set forth in Section 8, shall survive the Closing. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.
(k) Publicity. The Company and the Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).
(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(m) Termination. In the event that the Closing shall not have occurred with respect to the Buyer on or before five (5) business days from the date hereof due to the Company's or the Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party-provided, however, that if this Agreement is terminated pursuant to this
Section 9(l), the Company shall remain obligated to reimburse the Buyer for the expenses described in Section 4(h) above.
(n) Finder. The Company acknowledges that it has engaged J.P. Carey Securities, Inc. as placement agent in connection with the sale of the Series A Preferred Shares, which placement agent may have formally or informally engaged other agents on its behalf. The Company shall be responsible for the payment of any placement agent or brokers' fees (which includes cash and warrants to purchase Common Stock) relating to or arising out of the transactions contemplated hereby.
(o) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

"COMPANY"
FINET HOLDINGS CORPORATION

By:
Name:
Its:

"BUYER"
___________________________

By:
Name:
Title:

                              SCHEDULE OF BUYERS

                    Address and          Number of Series A
Buyer's Name        Facsimile Number of  Preferred Shares
                    Buyer














                                 SCHEDULE 3(c)

                                Capitalization


3 (c)(i)  Options, Warrants, Stock Rights, etc.

As of September 28, 1998:

Common Stock Committed and Outstanding  33,536,817
Warrants Outstanding                    12,362,196
Options:
1989 Stock Option Plan - Granted         1,316,156
          (Reserve:    1,750,000)
1998 Stock Option Plan - Granted           260,000
(Reserve:  2,000,000)
1998 Non-Employee Directors Stock Option Plan - Granted     0
(Reserve:    500,000)
1998 Stock Bonus Plan - Granted                  0
(Reserve:    875,000)


Schedule 3(c)(i)
Common Stock Issuance Summary

             Number of
             Shares
            Issued
September,
1997            159,942
October,
1997             12,500
November,
1997            490,141
December,             0
1997
January,
1998            842,658
 February,            0
1998
 March, 1998
            24,975
 April, 1998
            1,515,250
 May, 1998
            466,117
 June, 1998
            98,063
 July, 1998
            -
 August,
1998         -
 September,
1998         4,000


              3,613,646

Schedule 3(c)(iii)
Option Summary

                           Post-Split
              Date           Shares     ISO  Non Term  Expiratio
               of Optio                                  n on
                    n
              GranPrice     Granted          ISO       Terminati
               t    /                                     on
                  Share
1989 Stock                    1,750,000
Option Plan
              10/2 $5.50          40,000       X   5      12 mo
             0/97                               years
              1/27 $4.50          25,000       X   5      12 mo
              /98                               years
              1/27 $4.50          25,000       X   5      12 mo
              /98                               years
              1/27 $4.50          25,000       X   5      12 mo
              /98                               years
              9/17 $0.75        975,523*  X        10     3 mo
              /98                               years

1998 Stock                    2,000,000
Option Plan
Reserve
                  $3.38          60,000
              8/20 $1.69         200,000       X   5      12 mo
              /98                               years

1998 Stock                      875,000
Plan Bonus
Reserve

1998 Non-                       500,000
Employee
Directors
Option
Plan Reserve

 *  Grants to
          100
   employees.
Grant amounts
   range from
       625 to
      150,000
      options


Schedule 3(c)(iv)
Warrant Summary

Warran Expirat Expiratio Exercis
  ts     ion       n        e
        Date    Time(1)   Price
         (1)    (2) (3)    (1)
                  EST
       10/1/02                 $
2,000,                      4.00
   000

1,300, 10/31/0   5:00 PM       $
   000       2              5.00

131,16 11/9/03   5:00 PM       $
     7                      4.50

80,000 3/18/03   5:00 PM       $
                            5.71

100,00 3/16/01   5:00 PM       $
     0                      5.71

37,500 4/20/01   5:00 PM       $
                            4.88

30,000 4/20/03   5:00 PM       $
                            4.88

30,000 3/18/03   5:00 PM       $
                            5.25

37,500 3/16/01   5:00 PM       $
                            5.25

1,700, 9/17/08   5:00 PM       $
   000                      1.25

5,446,
   167


An Asset Purchase Agreement dated August 30, 1997 between Finet Holdings Corporation and The Real Estate Office Software Company provides for up to 200,000 shares of Finet Stock to be issued to The Real Estate Office Software Company. As of this date, 150,000 shares have been issued, the remaining shares are escrowed in a Retention Account pending the outcome of post closing audit reports.

On April 30, 1998, the Company entered into a Stock Purchase Agreement with Coastal Federal Mortgage, Company whereby the Company acquired 100% of the issued and outstanding stock of Coastal for consideration of up to 1,250,000 shares of the Company's common stock, of which 125,000 shares are reserved for potential adjustment for certain currently undetermined contingencies.

On May 19, 1998, the Company entered into a Stock Purchase Agreement with MICAL Mortgage, Inc ("MICAL") whereby the Company acquired 100% of the issued and outstanding stock of MICAL in exchange for up to 552,430 shares of the Company's common stock, of which 120,460 shares are reserved for potential adjustment for certain currently undetermined contingencies.

On March 18, 1998, the Company entered into a Securities Purchase Agreement to sell $4,000,000 of a $7,000,000, 3% Convertible Debenture. In accordance with the Agreement, the Company is reserving 2,098,361 shares.

On April 20, 1998, the Company entered into a Securities Purchase Agreement to sell $1,500,000 of a $7,000,000, 3% Convertible Debenture. In accordance with the Agreement, the Company is reserving 923,077 shares.

On May 26, 1998, the Company entered into a Securities Purchase Agreement to sell $1,500,000 of a $7,000,000, 3% Convertible Debenture. In accordance with the Agreement, the Company is reserving 923,077 shares.

3(c)(iii) Obligations to Register the Company's Securities

Form of Unit Purchase Agreement issued by the Registrant to each Selling Security Holder in the July 1993 Unit Offering

Common Stock Purchase Agreement between the Registrant and Jose Maria Salema Garcao dated December 16, 1996

Warrant Purchase Agreement between the Registrant and Jose Maria Salema Garcao dated December 16, 1996

Common Stock Purchase Warrant issued to Jose Maria Salema Garcao for 1,000,000 shares dated December 16, 1996

Common Stock Purchase Agreement between the Registrant and purchasers in the Regulation S private placement, dated December 30, 1996

Warrant Purchase Agreement between Finet and Jose Maria Salema Garcao to purchase 2,500,000 shares, dated December 30, 1996

Common Stock Purchase Warrant issued to Jose Maria Salema Garcao for 2,500,000 shares dated December 30, 1996

Common Stock Purchase Agreement between the Registrant and Jose Maria Salema Garcao dated March 21, 1997

Warrant Purchase Agreement between the Registrant and Jose Maria Salema Garcao, dated March 21, 1997

Stock Purchase Agreement between the Registrant and Purchasers in the April 1997 Unit Offering, dated April 30, 1997

Stock Purchase Agreement between the Registrant and purchasers in the October, 1997 Private Placement, dated October 15, 1997

Stock Purchase Agreement between the Registrant and purchasers in the $7,000,000 3% Subordinated Convertible Debenture Offering, dated March 18, 1998 (3 tranches)

Warrant Purchase Agreement between the Registrant and J.P. Carey Securities, Inc., dated March 18, 1998 (3 tranches)






                                 SCHEDULE 3(e)

                                   Conflicts

None.

                                 SCHEDULE 3(g)

                          Absence of Certain Changes

     By letter dated September 24, 1998, the Company was notified by the Nasdaq Stock Market, Inc. that its staff had determined that the Company no longer meets the requirements for continued listing on the Nasdaq SmallCap Market, more particularly Marketplace Rule 4310(c)(2) and requesting the Company to submit a proposal for achieving compliance, including a plan to meet all Nasdaq SamllCap Market listing requirements, the time frame necessary for completion, and any relevant information to support its compliance plan. The Company is currently preparing such a proposal.



                                 SCHEDULE 3(h)

                                  Litigation

None.

                                 SCHEDULE 3(m)

                             Intellectual Property

None.

                                 SCHEDULE 3(o)

                                     Liens


The Company's wholly owned subsidiaries, Monument Mortgage, Inc., MICAL Mortgage Inc., and Coastal Federal Mortgage Company, each fund the loans they originate using a mortgage warehouse borrowing facility. The primary warehouse line of credit, the revolving line of credit and the note payable have been with the same lender for eight years. The collateral for these obligations is a combination of mortgages held for sale, receivables from sales of mortgage loans, servicing assets, other assets of the Company, and Finet's corporate guarantee, as detailed in Notes to Financial Statements, Note 8. DEBT, in the Company's report on Form 10-Q for the quarter ended July 31, 1998.


                                 SCHEDULE 3(t)

                                  Tax Status

None.

                                 SCHEDULE 3(u)

                             Certain Transactions

None.

                                 SCHEDULE 4(d)

                                Use of Proceeds

Working capital:

               $2,500,000

Total:              $2,500,000

                                 SCHEDULE 4(m)

            Shareholder Proposals at Annual Meeting of Shareholders

Among other items, the Company's shareholders will be asked to approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 60,000,000 to 100,000,000 shares.

If the Series A Preferred Offering implicates Rule 4310 promulgated by the National Association of Securities Dealers, Inc. (the "NASD") which requires stockholder approval of an issuance that exceeds 20% of an issuer's Common Stock then outstanding, the Company covenants to submit to the shareholders a proposal to ratify and/or approve the issuance of the Series A Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares.